FOURTH AMENDMENT
TO AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT

      THIS AMENDMENT effective as of the 31st day of January, 2008 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, as Amended as of June
8, 2006, as of June 27, 2007 and as of September 24, 2007 (the "Agreement") by and between Phoenix Opportunities Trust
(formerly known as Phoenix-Seneca Funds), a Delaware statutory trust (the "Trust") and Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser") as follows:

1.	Phoenix Senior Floating Rate Fund is hereby added as an
additional series to the Agreement.

2.	All references to Phoenix Emerging Markets Bond Fund are
hereby deleted from the Agreement.

3.	Schedule A to the Agreement is hereby deleted in its
entirety and Schedule A attached hereto is substituted in its place.

4.	Except as expressly amended hereby, all provisions of the
Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

5.	This Amendment may be executed in one or more counterparts,
each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

PHOENIX OPPORTUNITIES TRUST


By: /s/ George R.
Aylward
Name:	George R. Aylward
Title:    President

PHOENIX INVESTMENT COUNSEL, INC.


By: /s/ John H.
Beers

Name:	John H. Beers
Title:   Vice President and Clerk



SCHEDULE A


Series                                           Investment Advisory Fee

Phoenix Bond Fund                                         0.50%
Phoenix Diversifier PHOLIO                                0.10%
Phoenix Foreign Opportunities Fund                        0.85%
Phoenix Market Neutral Fund                               1.50%
Phoenix Wealth Accumulator PHOLIO                         0.10%
Phoenix Wealth Builder PHOLIO                             0.10%
Phoenix Wealth Guardian PHOLIO                            0.10%


                                        $1st        $1+        $2+
                                       Billion    Billion     Billion
                                                  through
                                                    $2
                                                  Billion

Phoenix CA Tax-Exempt Bond Fund        0.45%       0.40%      0.35%
Phoenix Core Bond Fund                 0.45%       0.40%      0.35%
Phoenix Global Utilities Fund          0.65%       0.60%      0.55%
Phoenix Growth Opportunities Fund      0.75%       0.70%      0.65%
Phoenix High Yield Fund                0.65%       0.60%      0.55%
Phoenix International Real Estate
    Securities Fund                   1.00%        0.95%      0.90%
Phoenix International Strategies
    Fund                              0.85%        0.80%      0.75%
Phoenix Money Market Fund             0.40%        0.35%      0.30%
Phoenix Multi-Sector Fixed Income
    Fund                              0.55%        0.50%      0.45%
Phoenix Multi-Sector Short Term Bond
     Fund                             0.55%        0.50%      0.45%
Phoenix Real Estate Securities Fund   0.75%        0.70%      0.65%
Phoenix Senior Floating Rate Fund     0.60%        0.55%      0.50%
Phoenix Worldwide Strategies Fund     0.85%        0.80%      0.75%